PHOENIX RESTAURANT GROUP, INC. ANNOUNCES SALE OF 23 DENNY'S RESTAURANTS

SCOTTSDALE, Ariz.--(BUSINESS WIRE)--Feb. 9, 2001--Phoenix Restaurant Group, Inc. (AMEX: PRG), owner and operator of the Black-eyed Pea restaurant chain and one of the largest franchisees of Denny's, announced today that the company has sold 23 of its Denny's restaurants located in Arizona, Idaho, Utah and Oregon to Mountain Range Restaurants. Financial details of the sale were not disclosed.

"We are very pleased to announce the completion of this transaction," said Robert M. Langford, Chairman and CEO of PRG. "We indicated our intent to move forward with the previously announced strategy to sell our Denny's restaurants when we joined the Company in October, 2000. This is the first in a series of sales of our Denny's restaurants, all of which we expect to conclude by March 31st."

W. Craig Barber, PRG's President, noted, "We are also pleased that, in conjunction with the sale, the Company's senior lender agreed to waive existing defaults under the senior credit agreement and extended the maturity of the senior debt to coincide with the expected completion of the asset sales on March 31st."

Phoenix Restaurant Group, Inc. (formerly DenAmerica Corp.) currently operates 166 full-service, family oriented and casual dining restaurants in 20 states. The Company operates 92 Black-eyed Pea restaurants with a concentration of 81 in Texas, Oklahoma, and Arizona. The Company also operates the remaining 74 Denny's restaurants with a concentration of 30 in Texas, Florida and Arizona. The Company owns the Black-eyed Pea brand and operates the Denny's restaurants under the terms of franchise agreements.

Robert Gentz and William Cox, former senior management of Phoenix Restaurant Group, are the principals of Mountain Range Restaurants.

The forward-looking statements included in this press release relating to certain matters involve risks and uncertainties, including the ability of management to successfully implement its strategy for improving the performance of the Black-eyed Pea restaurants, the ability of management to effect asset sales consistent with projected proceeds and timing expectations, the results of pending and threatened litigation, adequacy of management personnel resources, shortages of restaurant labor, commodity price increases, product shortages, adverse weather conditions that may affect the Company's markets, turnover and a variety of other similar matters. Forward-looking statements generally can be identified by the use of forward looking terminology such as "may", "will", "expect", "intend", "estimate", "anticipate", "believe", or "continue" (or the negative thereof) or similar terminology. Actual results and experience could differ materially from the anticipated results or other expectations expressed in the Company's forward-looking statements as a result of a number of factors, including but not limited to those discussed in Management's Discussion and safe harbor Analysis of Financial Condition and Results of Operations and under the caption "Special Considerations" included in Part 1. Item 1. of the company's Annual Report on Form 10-K (and in subsequent quarterly reports on Form 10-K.) Forward-looking information provided by the Company pursuant to the safe harbor established under the Private Securities Litigation Reform Act 1995 should be evaluated in the context of these factors. In addition, the Company disclaims any intent or obligation to update these forward-looking statements.